Exhibit 11.3

certified public accountants

Hughes Pittman & Gupton, LLP 1500 Sunday Drive, Suite 300 Raleigh, North Carolina 27607 919.232.5900 919.232.5901 fax
www.hpg.com

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our report dated March 21, 2019, with respect to the consolidated balance sheet of Groundfloor Finance Inc. and Subsidiaries as of December 31, 2018 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year then ended, which appears in the accompanying Form 1-A of Groundfloor Finance, Inc. and Subsidiaries.

Raleigh, North Carolina

July 2, 2020